Exhibit 10.2

T 301 770 3099	Nabi Biopharmaceuticals
F 301 770 3097	12276 Wilkins Avenue
www.nabi.com	Rockville, MD 20852

March 17, 2009

Matthew W. Kalnik, Ph.D.

21 Berkshire Court

Bedminister, NJ 07921

Dear Matt:

The Board of Directors of Nabi Biopharmaceuticals (the “Corporation”) and the Compensation Committee (the “Committee”) of the Board have determined that it is in the best interests of the Corporation and its shareholders for the Corporation to agree, as provided herein, to pay you termination compensation in the event you should leave the employ of the Corporation under the circumstances described below.

The Board and the Committee recognize that the continuing possibility of a sale or change of control of the Corporation is unsettling to you and other key employees of the Corporation. Therefore, these arrangements are being made to help assure a continuing dedication by you to your duties to the Corporation by diminishing the inevitable distraction to you from the personal uncertainties and risks created by the potential of a change of control of the Corporation. In particular, the Board and the Committee believe it important, should the Corporation receive proposals from third parties with respect to its future, to enable you, without being influenced by the uncertainties of your own situation, to assess and advise the Board whether such proposals would be in the best interests of the Corporation and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate, including being available to assist in any transition should there be a change of control of the Corporation.

1. In view of the foregoing and in further consideration of your continued employment with the Corporation, the Corporation will pay you as termination compensation an amount, determined as provided below, in the event that within twelve months following a Change of Control (as defined below) (a) you terminate your employment with the Corporation for Good Reason (as defined below) or (b) your employment with the Corporation is terminated by the Corporation for any reason other than Cause (as defined below), death or disability. The compensation so payable (hereinafter referred to as the “Severance Amount”) shall be an amount equal to two times the sum of (a) the higher of (i) your current annual base salary or (ii) your base salary immediately prior to the Change of Control plus (b) the target bonus you could have earned for the fiscal year in which the Change of Control occurred. The Severance

Amount shall be paid to you ratably over the twenty-four month period commencing on the date of the termination of your employment with the Corporation (the “Termination Date”) in accordance with the normal payroll practices of the Corporation, but in any event no less frequently than semimonthly. Notwithstanding the foregoing, to the extent that the payments to be provided under this Section 8 constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payable on account of your separation from service within the meaning of Code Section 409A(a)(2)(A)(i), and you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) determined in accordance with Treasury Reg. § 1.409-1(i) (or its successor provisions), such payments otherwise due during the six-month period commencing on your separation shall be accumulated and paid on the first regular payroll date for employees following such six-month period; provided, however, that no amount payable only upon an “involuntary separation from service” within the meaning of Treasury Reg. § 1.409A-1(n) that does not exceed the dollar limit set forth in Treasury Reg. §1.409A-1(b)(9)(iii) shall be subject to such six-month deferral.

2. In addition, in the event your employment with the Corporation terminates under circumstances entitling you to receive the Severance Amount:

(a) Any compensation and other amounts previously deferred by you, to which you are entitled, and any accrued vacation pay and accrued paid leave bank amounts not yet paid by the Corporation, shall be paid to you within five business days of the Termination Date.

(b) All other amounts accrued or earned by you through the date of such termination and amounts otherwise owing under the Corporation’s plans and policies shall be paid to you in accordance with the terms of those plans and policies.

(c) The Corporation shall maintain in full force and effect, for the continued benefit of you and/or your family for twelve months after the Termination Date, all employee welfare benefit plans and any other employee benefit programs or arrangements (including, without limitation, medical and dental insurance plans and disability and life insurance plans) in which you were entitled to participate immediately prior to the Change of Control, provided that your continued participation is possible under the general terms and provisions of such plans and programs.

(d) All outstanding stock options which you hold shall vest immediately upon a Change of Control and shall be exercisable for (i) the remainder of the option term(s) or (ii) a period of two years from the Termination Date, whichever is shorter.

(e) The Corporation shall provide outplacement services for you by its designated organization at a level consistent with the Corporation’s career transition policy.

(f) You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Termination Date, or otherwise.

3. Any termination by you for Good Reason shall be communicated by a written notice given within 120 days of your having actual notice of the events giving rise to a right to terminate for Good Reason and which (i) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason and (ii), if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice). Your failure to set forth in the notice of termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of yours hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.

4. Anything in this Agreement not withstanding, you and the Corporation agree that you will not terminate your employment with the Corporation for Good Reason within 12 months following a Change of Control and seek, obtain or retain any compensation pursuant to Sections 1 and 2 of this Agreement if during the 12 months following the Change of Control you become employed by or otherwise provide services on a full time basis to the company or any Affiliate of that company that caused the Change of Control of the Corporation by acquiring assets or securities of the Corporation or merging or consolidating with the Corporation.

5. For purposes of this Agreement:

(a) “Bonus” means annual bonus or incentive compensation payable by the Corporation to you pursuant to plans which the Corporation now, or hereafter, maintains.

(b)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c) “Cause” means (i) any act of fraud or embezzlement or other felonious act by you, (ii) your refusal to comply with reasonable directions in connection with the performance of your duties after notice of such failure is delivered to you, (iii) your failure to comply with the material provisions of any employment-related agreement between you and the Corporation or any of the Corporation’s policies applicable to you or (iv) your gross negligence or intentional misconduct in connection with the performance of your duties.

(d) A “Change of Control” shall be deemed to have taken place if (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities; (ii) (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were shareholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities or (B) a liquidation or dissolution of the Corporation approved by the shareholders of the Corporation in accordance with Delaware law; (iii) as the result of a tender offer, exchange offer, merger, consolidation, sale of assets or contested solicitation of proxies or stockholder consents or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Corporation immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or of any parent of or successor to the Corporation immediately after the Transaction occurs; or (iv) the execution of an exclusive out-licensing and partnering arrangement with one or more partners involving all or substantially all of the Corporation’s NicVAX® rights and assets.

(e) “Good Reason” means:

(i) The assignment to you of any duties inconsistent in any material adverse respect with your position (including status, offices, titles and reporting requirements) as in effect on the date of the Change of Control, or any other action by the Corporation which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice from you;

(ii) Any reduction of your base salary or the failure by the Corporation to provide you with a compensation program, welfare benefits, retirement benefits and other benefits which in the aggregate are no less favorable than the benefits to which you were entitled prior to the Change of Control; or

(iii) The Corporation’s requiring you to be based at any office or location more than fifty (50) miles from that location at which you are employed on the date of the Change of Control, except for travel reasonably required in the performance of your responsibilities.

6. Anything in this Agreement to the contrary notwithstanding, if your employment with the Corporation is terminated by the Corporation prior to the date on which a Change of Control occurs, and such termination (a)(i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in anticipation of a Change of Control and not for reasons unrelated to the Change of Control and (b) such termination occurs within six (6) months of the occurrence of a Change of Control, then for purposes of Section 1 of this Agreement your termination of employment will be deemed to have occurred immediately following the Change of Control.

7. This Agreement shall be binding upon and inure to the benefit of you, your estate and the Corporation and any successor or assign of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

8. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in your case, to the address set forth on the first page of this Agreement and, in the Corporation’s case, to the address of its principal office (all notices to the Corporation to be directed to the attention of the President of the Corporation) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designed by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to principles of conflicts of laws.

10. The Corporation will require any purchaser of or successor to (whether direct or indirect, by purchase or otherwise) all or substantially all of the business and/or assets of the Corporation (other than a purchaser or successor which assumes the obligations of the Corporation by operation of law) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit plan or program provided by the Corporation in which you may continue to participate under the terms of such plan or program notwithstanding the termination of your employment, nor shall anything herein limit or otherwise prejudice such rights as you may have under any other agreements with the Corporation, provided, however, that if the Severance Amount is payable under the terms of this Agreement, the only severance pay and benefits that you shall be entitled to receive from the Corporation are those provided under this Agreement and no other severance pay or benefits will be provided to you under any other agreement, plan or program of the Corporation. To the extent the terms of any other agreements you may have with the Corporation are inconsistent with this Agreement, the terms of this Agreement shall control. This Agreement is a complete expression of all agreements of the parties relating to the subject matter hereof, and all prior or contemporaneous oral or written understandings or agreements shall be null and void, including, without limitation the Change of Control Severance Agreement between the parties dated July 19, 2007, as amended.

12. If you assert any claim in any contest (whether initiated by you or by the Corporation) as to the validity, enforceability or interpretation of any provision of this Agreement and you prevail on at least one material claim, the Corporation shall reimburse your legal expenses (or cause such expenses to be paid), including, without limitation, your reasonable attorneys’ fees, upon presentation of proof of such expenses in a form reasonably acceptable to the Corporation, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually.

13. All payments and benefits to you under this Agreement (other than payments and benefits already due to you other than pursuant to the terms of this Agreement) will not be given unless you execute (and do not rescind) a written employment termination agreement in a form prescribed by the Corporation, containing terms consistent with this Agreement as well as a general release of all claims against the Corporation and related parties with respect to all matters occurring prior to or on the date of the release, including (but not limited to) employment matters or matters in connection with your termination.

14. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If you are in agreement with the foregoing, please so indicate by signing and returning to the Corporation the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement under seal between you and the Corporation.

Sincerely yours,

/s/ Raafat Fahim, Ph.D.
Raafat Fahim, Ph.D.
President and Chief Executive Officer

Agreed:

/s/ Matthew W. Kalnik, Ph.D.
Matthew W. Kalnik, Ph.D.